Exhibit 99.1

Pareteum Improves Cash Flows by Early Payoff of Post Road Group Senior Secured Debt

September 26, 2019

Funds Raised Will be Used for Senior Debt Payoff and Working Capital

NEW YORK, Sept. 26, 2019 /PRNewswire/ -- Pareteum Corporation (Nasdaq: TEUM), the rapidly growing cloud communications platform company, today repaid its lender, Post Road Group, the full payoff of the senior secured debt. Through this action, Pareteum immediately improved its cash flows by removing security interests of the lender and eliminating the loan, including interest and amortization, prior to the agreed maturity date.

Hal Turner, Executive Chairman and CEO of Pareteum, added, "We're pleased to have paid off our loans under the Credit Agreement with proceeds from this week's capital raise. The amount raised further strengthens our financial position, leaving additional working capital and improving our balance sheet position.  We are focused on high-value, high-growth, sales opportunities globally to continue our growth trajectory and build shareholder value over time."

About Pareteum Corporation:
Millions of people and devices are connected around the world using Pareteum's Global Cloud Communications Platform, enhancing their mobile experience. Pareteum unleashes the power of applications and mobile services, bringing secure, ubiquitous, scalable, and seamlessly available voice, video, SMS/text messaging, and data, media and content enablement to our customers, making worldwide communications services easily and economically accessible to everyone. By harnessing the value of our cloud communications platform, Pareteum serves enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers. Pareteum envisions a new mobile communications experience imagining what will be, and delivering now. Pareteum currently has offices in North America, South America, Spain, Bahrain, Singapore, India, Indonesia, Germany, Belgium, United Kingdom, Russia, and the Netherlands. For more information please visit: www.pareteum.com.

Forward Looking Statements:
Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum's filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Media Inquiries:
Press@pareteum.com

Pareteum Investor Relations Contacts:
Carrie Howes
Investor Relations
+1 650 232 4238
carrie.howes@pareteum.com
Investor.relations@pareteum.com